NEWS ANNOUNCEMENT

Digiplex Destinations Closes Previously Announced
$5.7 Million Registered Direct Offering

WESTFIELD, New Jersey, October 10, 2013 - Digital Cinema Destinations (Nasdaq: DCIN), doing business as Digiplex Destinations, announced today that it has closed its previously announced registered direct offering with certain institutional investors of 1,141,000 shares of its Class A Common Stock. The offering price was $5.00 per share, resulting in gross proceeds of approximately $5.7 million. Barrington Research Associates, Inc. acted as exclusive placement agent for the offering.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include, among other things, repayment of debt, capital expenditures, the acquisition of additional units of membership interest in our joint venture, Start Media/Digiplex, LLC, the financing of possible acquisitions or business expansions, increasing our working capital and the financing of ongoing operating expenses and overhead.

These securities were offered pursuant to the Company’s effective shelf registration statement, which was previously filed with the Securities and Exchange Commission (SEC) on Form S-3. Copies of a prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the SEC website at http://www.sec.gov, or from Barrington Research Associates, Inc. at 161 North Clark Street, Chicago, Illinois, 60601, 312-634-6000.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any security, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Digital Cinema Destinations Corp. (www.digiplexdest.com)
Digital Cinema Destinations Corp. is dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare.  The Company’s customers enjoy live and pre-recorded alternative programming such as concerts, operas, ballets, sporting events, conferences, interactive videogames, auctions, fashion shows and, on an ongoing basis, the very best major motion pictures. As of October 1, 2013, Digiplex operates 19 cinemas and 184 screens in AZ, CA, CT, NJ, OH and PA.  You can connect with Digiplex via Facebook, Twitter, YouTube and Blogger.  Digiplex is also participating in DigiNext, a unique, specialty content joint venture (with Nehst Studios) featuring curated content from festivals around the world.  DigiNext releases typically include innovative live Q&A sessions between the audience and cast members.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company's Annual Report on Form 10-K for the fiscal year 2013 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company's filings with the SEC are available from the SEC, may be found on the Company's website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Contacts: Bud Mayo, Chairman/CEO Digital Cinema Destinations Corp. 908/396-1362 or bmayo@digiplexdest.com	Robert Rinderman or Jennifer Neuman JCIR – Investor Relations 212/835-8500 or DCIN@jcir.com

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